EXHIBIT 99.1

July 15, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta
(713) 507-6466

DYNEGY ANNOUNCES CAPITAL MARKETS TRANSACTIONS

AND CHEVRONTEXACO RESTRUCTURING

•	Tender offer launched for all outstanding Dynegy 2005 and 2006 public bonds

•	Agreement in principle reached with ChevronTexaco to exchange Series B Preferred Stock for an aggregate of $850 million in new securities and cash

•	Company intends to offer approximately $1.2 billion of second priority senior secured notes and approximately $300 million of convertible debentures in private placements primarily to fund tender offer and significantly reduce bank debt

HOUSTON (July 15, 2003) – Dynegy Inc. (NYSE: DYN) today announced that it intends to consummate a series of refinancing and restructuring transactions comprised of the following:

•	A cash tender offer for all outstanding Dynegy 2005 and 2006 public senior notes;

•	A restructuring of the existing $1.5 billion of Series B Mandatorily Convertible Redeemable Preferred Stock held by a subsidiary of ChevronTexaco Corp. pursuant to which the subsidiary will exchange the Series B preferred stock for $225 million in cash, $225 million of newly issued Dynegy Junior Unsecured Subordinated Notes due 2016 and $400 million of newly issued Dynegy Series C Convertible Preferred Stock. This transaction is subject to the approvals and consents described below;

•	Issuance of approximately $1.2 billion of senior notes to be secured on a second priority basis by substantially the same collateral that secures the obligations under Dynegy’s current credit facility, which consists of a substantial portion of the available assets and stock of Dynegy’s direct and indirect subsidiaries, excluding its regulated energy delivery business, Illinois Power; and

•	Issuance of approximately $300 million of convertible debentures.

The amount of senior notes and convertible debentures to be issued in the proposed capital markets transactions will be determined based on several factors, including market conditions, the amount of bonds tendered in the tender offer and, subject to the approvals described below, the funding of the $225 million cash payment contemplated by the proposed Series B preferred stock restructuring transaction. The proposed capital markets transactions are expected to result in a significant reduction in Dynegy’s 2005-2006 debt maturities, including a portion of its recently restructured $1.66 billion credit facility and the secured financing of its Midwest generation assets. Each of the refinancing and restructuring transactions is subject to certain bank group consents and other approvals described below.

Tender Offer

The tender offer and consent solicitation, which has been commenced, relates to Dynegy’s outstanding 8.125% Senior Notes due 2005 (CUSIP No. 26816LAC6), 63/4% Senior Notes due 2005 (CUSIP No. 629121AB0) and 7.450% Senior Notes due 2006 (CUSIP No. 26816LAB8). The tender offer and consent solicitation is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 14, 2003 and the related Consent and Letter of Transmittal. The principal amount of each of these series of notes that Dynegy is seeking to purchase via the tender is $300 million, $150 million and $200 million, respectively. The tender offer consideration that Dynegy will pay for each $1,000 principal amount of notes tendered is $1,000, $980 and $980, respectively, plus accrued and unpaid interest to but excluding the date of purchase. Dynegy is also soliciting consents to effect amendments to the indentures relating to these notes that would eliminate several of the restrictive covenants and certain related provisions currently contained in those indentures as they relate to these notes. For holders who validly consent to the proposed amendments to the indentures governing these notes before 5:00 p.m., New York City time, on July 24, 2003, a consent fee of $20 per $1,000 principal amount of notes will be paid.

The tender offer is scheduled to expire at midnight, New York City time, on Friday, August 8, 2003 unless extended or earlier terminated. Payment of the tender offer consideration for validly tendered notes and the consent fee for valid consents received prior to the consent payment deadline is expected to be made promptly following the expiration of the tender offer.

Dynegy’s obligation to accept notes tendered and pay the tender offer consideration and any consent fee is subject to a number of conditions set forth in the Offer to Purchase and Consent Solicitation Statement and related documents. The conditions include, among others, the completion of the proposed capital markets transactions discussed below and the effectiveness of the amendment to the credit facility discussed below.

This news release does not constitute an offer to buy or the solicitation of an offer to sell any of the outstanding notes described above. It also is not a solicitation of consents to amend the indentures governing those notes. The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents. Requests for these documents may be directed to MacKenzie Partners, Inc., as information agent for the tender offer, at 105 Madison Avenue, New York, NY 10016. The information agent may be called toll-free at 1-800-322-2885.

Series B Preferred Stock Restructuring

Dynegy and ChevronTexaco have agreed in principle, subject to the conditions and other approvals described below, to restructure the 150,000 shares of Series B Mandatorily Convertible Redeemable Preferred Stock (liquidation value $10,000 per share) currently held by a subsidiary of ChevronTexaco. As the transaction is currently contemplated, ChevronTexaco will exchange the outstanding shares of Series B preferred stock for the following from Dynegy: (i) a cash payment equal to $225 million, (ii) $225 million principal amount of newly issued Dynegy Junior Unsecured Subordinated Notes due 2016 and (iii) $400 million in newly issued shares of Dynegy Series C Convertible Preferred Stock.

The Series B preferred stock restructuring transaction is subject to bank consent, approval by the board of directors of Dynegy and internal management of ChevronTexaco, definitive documentation and other terms and conditions to be set forth therein, including the consummation of the proposed capital markets transactions and receipt of applicable regulatory and other approvals. It is expected that Dynegy and ChevronTexaco will enter into an agreement for the exchange and a registration rights agreement in respect of the Junior Unsecured Subordinated Notes and the Series C Preferred Stock and that the existing shareholder agreement and registration rights agreement relating to ChevronTexaco’s shares of Class B common stock will be amended in connection with the restructuring transaction.

Private Placement of Senior Secured Notes

Dynegy intends to launch a private placement of approximately $1.2 billion principal amount of senior notes to be secured on a second priority basis by substantially the same collateral that secures the obligations under Dynegy’s current credit facility, which consists of a substantial portion of the available assets and stock of Dynegy’s direct and indirect subsidiaries, excluding its regulated energy delivery business, Illinois Power. In addition, the second priority senior secured notes are expected to be guaranteed by the guarantors that are currently guarantors under Dynegy’s existing bank credit facility. The second priority senior secured notes offering will be conditioned on, among other things, the receipt of the credit facility amendment discussed below.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the second priority senior secured notes.

Private Placement of Convertible Debentures

Dynegy intends to launch a private placement of approximately $300 million principal amount of convertible debentures. The convertible debentures would be convertible into shares of Dynegy’s Class A Common Stock. The convertible debenture offering will be conditioned on, among other things, the receipt of the credit facility amendment discussed below.

The convertible debentures will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the convertible debentures may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the convertible debentures.

Credit Facility Amendment and Use of Proceeds

In conjunction with the refinancing and restructuring transactions, Dynegy is seeking an amendment to certain provisions of its credit facility to, among other things, permit the proposed capital markets transactions, the tender offer and consent solicitation and the Series B preferred stock restructuring. Dynegy intends to use all of the net proceeds from the proposed capital markets transactions, together with existing cash on hand, to repay outstanding indebtedness, including notes purchased in the tender offer and consent solicitation, certain indebtedness outstanding under the credit facility and amounts outstanding under the secured financing tied to its Midwest generation assets, and to pay certain transaction fees and related expenses. Dynegy anticipates that the credit facility amendment will contain a requirement that a minimum amount of proceeds are raised through the proposed capital markets transactions before any such proceeds may be used to make the $225 million cash payment contemplated by the Series B preferred stock restructuring transaction.

Liquidity

As of June 30, 2003, Dynegy’s liquidity was $1.6 billion. This consisted of cash on hand and availability under its revolving bank credit facility. Total collateral posted was $829 million, including $279 million in letters of credit.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas, and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements” under applicable SEC rules and regulations. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the restructuring transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the necessary approvals will be obtained or that the capital markets or restructuring transactions described above will be consummated on the terms Dynegy currently contemplates, if at all. For information concerning Dynegy’s forward-looking statements and important factors that could cause our actual results to differ materially from those in such statements, please see “Uncertainty of Forward-looking Statements and Information” in Dynegy’s 2002 Form 10-K and in Dynegy’s first quarter 2003 Form 10-Q.

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